Exhibit 10.1

EMPLOYMENT AGREEMENT
J. KEVIN BUCHI

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between BioSpecifics Technology Corp. (the “Company”), Advance Biofactures Corporation, a wholly-owned subsidiary of the Company (the “Employer”), and J. Kevin Buchi (the “Executive”) as of October 8, 2019.

WHEREAS, the Employer desires to employ the Executive as the Company’s Chief Executive Officer and the Executive desires to serve in such capacity.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the Company, Employer and the Executive hereby agree as follows:

1.           Employment.

(a)          Term.  The term of this Agreement shall begin on the first day of the Executive’s employment with the Employer, as determined by the Executive and the Company (the “Effective Date”), and shall continue until the termination of the Executive’s employment.  The period commencing on the Effective Date and ending on the date on which the Executive’s employment terminates is referred to herein as the “Term.”

(b)          Duties.  During the Term, the Executive shall serve as the Chief Executive Officer of the Company, with duties, responsibilities and authority commensurate therewith, and shall report to the Board of Directors of the Company (the “Board”).  The Executive shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to the Executive by the Board.  The Executive represents to the Company and the Employer that the Executive is not subject to or a party to any employment agreement, noncompetition covenant, or other agreement that would be breached by, or prohibit the Executive from, executing this Agreement and performing fully the Executive’s duties and responsibilities hereunder.

(c)          Best Efforts.  During the Term, the Executive shall devote his best efforts and full time and attention to promote the business and affairs of the Company and its affiliated entities, and shall be engaged in other business activities only to the extent that such activities do not materially interfere or conflict with the Executive’s obligations to the Company and its affiliated entities hereunder, including, without limitation, obligations pursuant to Section 15 below.  The foregoing shall not be construed as preventing the Executive from (1) serving on civic, educational, philanthropic or charitable boards or committees, or, with the prior written consent of the Board, in its sole discretion, on corporate boards, and (2) managing personal investments, so long as the activities set forth in the preceding clauses (1) and (2) are permitted under the Company and the Employer’s code of conduct and employment policies and do not violate the provisions of Section 15 below; provided that, the activities set forth in the preceding clauses (1) and (2) do not materially interfere or conflict with the Executive’s duties or obligations to the Company and its affiliated entities and his time commitments with respect thereto, as determined by the Board.

2.           Compensation.

(a)          Base Salary.  During the Term, the Employer shall pay the Executive a base salary (“Base Salary”), at the annual rate of $600,000, which shall be paid in installments in accordance with the Employer’s normal payroll practices.  The Executive’s Base Salary shall be reviewed annually by the Board of Directors of the Company pursuant to the normal performance review policies for senior-level executives and may be adjusted from time to time as the Compensation Committee deems appropriate.  The Compensation Committee of the Board (the “Compensation Committee”) may take any actions of the Board pursuant to this Agreement.

(b)          Annual Bonus.  The Executive shall be eligible to receive an annual bonus for each fiscal year during the Term, commencing with the fiscal year 2020, based on the attainment, as determined by the Board in its sole discretion, of individual and corporate performance goals and targets established by the Board in its sole discretion (“Annual Bonus”).  The target amount of the Executive’s Annual Bonus for any fiscal year during the Term is sixty percent (60%) of the Executive’s annual Base Salary.  Any Annual Bonus shall be paid after the end of the fiscal year to which it relates, at the same time as the bonuses for other executives employed by the Employer; provided that the Executive remains employed by the Employer through the last day of the fiscal year to which the Annual Bonus relates and provided further that in no event shall the Executive’s Annual Bonus be paid later than two and a half months after the last day of the fiscal year to which the Annual Bonus relates.  Notwithstanding any provision of this Agreement, in the event the Executive’s employment is terminated for Cause, the Executive shall not be eligible to receive any unpaid Annual Bonus.

(c)          Pro-Rated Annual Bonus.  The Executive shall be eligible to receive a pro-rated annual bonus for the fourth quarter of fiscal year 2019 with a target amount equal to 25% of the target amount of the Executive’s Annual Bonus described in Section 2(b) (the “2019 Bonus”).  The amount of the 2019 Bonus shall be determined based on the attainment of objectives determined by the Compensation Committee, after good faith consultation with the Executive.  Any 2019 Bonus shall be paid to the Executive no later than March 15, 2020; provided that the Executive remains employed by the Employer through December 31, 2019 and provided further that in no event shall the Executive be eligible to receive any unpaid 2019 Bonus in the event the Executive’s employment is terminated for Cause.

(d)          Equity Compensation.

(1)          As soon as practicable following the Effective Date, the Executive shall receive a stock option grant with respect to 85,000 shares of Company Stock (the “Option”) pursuant to the Company’s 2019 Omnibus Incentive Compensation Plan (the “Equity Plan”).  The Option shall vest in equal annual installments over the 4-year period following the date of grant and will be subject to the terms and conditions established by the Board and the terms and conditions of the Equity Plan.

(2)          No later than each of February 1, 2020, February 1, 2021, and February 1, 2022 (each, a “Grant Date”), the Executive shall receive an annual grant of performance stock units pursuant to the Equity Plan (the “PSUs”) with a target value of 28,333 PSUs in each of 2020 and 2021, and a target value of 28,334 PSUs in 2022.  Each such grant shall be subject to the terms and conditions established by the Board and the terms and conditions of the Equity Plan; provided that, such terms and conditions (i) shall not be inconsistent with the terms set forth in this Agreement and (ii) shall provide that the Executive’s withholding tax obligations in respect of payment of any PSUs be satisfied by withholding shares otherwise deliverable to the Executive pursuant to the applicable award, to the extent consistent with the Equity Plan. Vesting of the PSUs shall be subject to achievement of specified performance conditions  measured over a one year performance period (the number of PSUs which are earned based on achievement of the applicable performance conditions shall hereafter be referred to as the “Achieved PSUs”) and continued employment as described in this Section 2(d)(2).  Such specified performance conditions shall be determined by the Board in the first month of the fiscal year which the applicable Grant Date occurs, after good faith consultation with the Executive and shall be based on achievement of quantifiable metrics (which may include total shareholder return) and/or strategic objectives over the fiscal year in which the applicable Grant Date occurs. One-half of the Achieved PSUs shall become vested on December 31 of the fiscal year of performance.  One-half of the Achieved PSUs shall become vested on December 31 of the fiscal year immediately following the fiscal year of performance.  Except as otherwise provided in Section 6 and Section 7, in order to vest in the Achieved PSUs, the Executive must be actively employed by the Company on the applicable vesting date.  Any vested Achieved PSUs shall be settled and paid in the fiscal year immediately following the applicable vesting date, no later than March 15 of such fiscal year.  Notwithstanding any provision herein, in the event that the Executive’s employment is terminated for Cause, any unpaid PSUs (whether or not vested) shall be cancelled for no consideration.  For the avoidance of doubt, the Executive shall not be eligible to receive an annual grant of PSUs upon or following his employment termination date.

3.           Retirement and Welfare Benefits.  During the Term, the Executive shall be eligible to participate in the Employer’s health, life insurance, long-term disability, retirement and welfare benefit plans and programs, in each case as may be available to employees of the Employer, pursuant to their respective terms and conditions.  Nothing in this Agreement shall preclude the Company or any Affiliate of the Company from terminating or amending any employee benefit plan or program from time to time after the Effective Date.

4.           Vacation.  During the Term, the Executive shall be entitled to five (5) weeks of vacation each year and holiday and sick leave at levels commensurate with those provided to other senior executives of the Company, in accordance with the Employer’s vacation, holiday and other pay-for-time-not-worked policies.

5.           Business and Commuting Expenses.

(a)          Business Expenses. The Employer shall reimburse the Executive for all necessary and reasonable travel (which does not include commuting expenses which are addressed in subsection (b) below) and other business expenses incurred by the Executive in the performance of his duties hereunder in accordance with such policies and procedures as the Employer may adopt generally from time to time for executives.

(b)          Commuting Expenses.   The Employer shall reimburse the Executive for commuting expenses reasonably incurred in accordance with the Company’s policies and procedures.  Such reimbursements will be taxable to the Executive to the extent required by law.

6.           Termination Without Cause; Resignation for Good Reason.  The Employer may terminate the Executive’s employment at any time without Cause.  The Executive may initiate a termination of employment by resigning for Good Reason as described below.  Upon termination by the Employer without Cause or resignation by the Executive for Good Reason, if the Executive executes and does not revoke a written Release (as defined below), the Executive shall be entitled to receive, in lieu of any payments under any severance plan or program for employees or executives, the following:

(a)          a cash payment equal to one (1) times the Executive’s annual Base Salary as in effect on the termination date, payable in installments over the twelve (12) month period following the Executive’s termination date in accordance with the Employer’s normal payroll practices (but no less frequently than monthly).  Payment will begin on the 60th day after the Executive’s termination date, and any installments not paid between the termination date and the date of the first payment will be paid with the first payment;

(b)          reimbursement in cash equal to 100% of the COBRA premiums incurred by the Executive for the Executive and his eligible dependents under the Employer’s health plans during the twelve (12) month period following the Executive’s termination of employment.  Such reimbursement shall be provided on the payroll date immediately following the date on which the Executive remits the applicable premium payment and shall commence within 60 days after the Executive’s termination date; provided that the first payment shall include any reimbursements that would have otherwise been payable during the period beginning on the Executive’s termination date and ending on the date of the first reimbursement payment.  Reimbursement payments shall be treated as taxable compensation to the Executive to the extent required by law;

(c)          accelerated vesting of the portion of the Option granted pursuant to Section 2(d) that remains unvested as of the date of the Executive’s termination of employment, subject to the terms and conditions of the Equity Plan, including, for the avoidance of doubt, the minimum vesting provisions set forth therein, and the applicable grant agreement;

(d)          vesting of a pro-rated portion of any unvested Achieved PSUs granted pursuant to Section 2(d), equal to the product of the number of unvested Achieved PSUs with respect to the PSU award granted in the fiscal year preceding the fiscal year of termination, multiplied by a fraction, the numerator which is the number of days that elapsed during the fiscal year in which termination of employment occurs, and the denominator of which is the number of calendar days in such fiscal year; and

(e)          any accrued but unpaid Base Salary and any benefits accrued and due under any applicable benefit plans and programs of the Employer (“Accrued Obligations”), any accrued but unpaid annual bonus awarded and payable pursuant to Section 2(b) or Section 2(c) for the fiscal year preceding termination (the “Accrued Annual Bonus”), and any unpaid vested Achieved PSUs awarded and payable pursuant to Section 2(d)(2) (the “Accrued PSUs”), with such Accrued Obligations, Accrued Annual Bonus, and Accrued PSUs paid regardless of whether the Executive executes or revokes the Release.

For the avoidance of doubt, any outstanding equity awards, other than the Option and PSUs that vest in accordance with this Section 6, that the Executive holds on the date of the Executive’s termination of employment pursuant to this Section 6 shall be forfeited, unless otherwise provided in the applicable grant agreement.

7.           Termination in Connection with a Change of Control.  In the event that the Executive’s employment is terminated by the Employer without Cause or by the Executive for Good Reason, in each case upon or within one (1) year following a Change of Control, if the Executive executes and does not revoke a written Release (as defined below), the Executive shall be entitled to receive, in lieu of any payments under any severance plan or program for employees or executives, the following:

(a)          the Accrued Obligations, any Accrued Annual Bonus, and any Accrued PSUs, with such Accrued Obligations, Accrued Annual Bonus, and Accrued PSUs paid regardless of whether the Executive executes or revokes the Release;

(b)          a cash payment equal to one (1) times the Executive’s annual Base Salary as in effect on the Change of Control, payable in a lump sum within 60 days following the Executive’s employment termination date;

(c)          a cash payment equal to the target amount of the Executive’s Annual Bonus as described in Section 2(b) for the year in which termination occurs, payable in a lump sum within 60 days following the Executive’s employment termination date;

(d)          reimbursement in cash equal to 100% of the COBRA premiums incurred by the Executive for the Executive and his eligible dependents under the Employer’s health plans during the twelve (12) month period following the Executive’s termination of employment.  Such reimbursement shall be provided on the payroll date immediately following the date on which the Executive remits the applicable premium payment and shall commence within 60 days after the Executive’s termination date; provided that the first payment shall include any reimbursements that would have otherwise been payable during the period beginning on the Executive’s termination date and ending on the date of the first reimbursement payment.  Reimbursement payments shall be treated as taxable compensation to the Executive to the extent required by law;

(e)          accelerated vesting of the portion of the Option granted pursuant to Section 2(d) that remains unvested as of the date of the Executive’s termination of employment, subject to the terms and conditions of the Equity Plan, including, for the avoidance of doubt, the minimum vesting provisions set forth therein, and the applicable grant agreement; and

(f)          vesting of (i) the PSUs, if any, granted pursuant to Section 2(d) in the fiscal year in which the Executive’s termination of employment occurs, based on the target value of such PSUs and (ii) any Achieved PSUs which were granted pursuant to Section 2(d) and are unvested as of the date of the Executive’s termination of employment.

(g)          Notwithstanding the foregoing, if and to the extent required by Section 409A of the Code, if a Change of Control does not constitute a “change in control event” as defined by Section 409A of the Code or the lump sum payment in Section 7(a) would otherwise cause the Executive to incur penalties under Section 409A of the Code, such payment shall not be paid in a lump sum but shall be paid in equal installments in accordance with the payroll practices over the one year period following Executive’s termination date.

8.           Cause.  The Employer may terminate the Executive’s employment at any time for Cause upon written notice to the Executive, in which event all payments under this Agreement shall cease, except for any Accrued Obligations.

9.           Voluntary Resignation Without Good Reason.  The Executive may voluntarily terminate employment without Good Reason.  In such event, after the effective date of such termination, no payments shall be due under this Agreement, except that the Executive shall be entitled to any Accrued Obligations, any Accrued Annual Bonus, and any Accrued PSUs.

10.         Disability.  If the Executive incurs a Disability during the Term, the Employer may terminate the Executive’s employment on or after the date of Disability.  If the Executive’s employment terminates on account of Disability, the Executive shall be entitled to receive any Accrued Obligations, any Accrued Annual Bonus, and any Accrued PSUs.  For the avoidance of doubt, in the event of such termination, the Executive shall not be eligible to receive any payments or benefits pursuant to Section 6 or Section 7.  For purposes of this Agreement, the term “Disability” shall have the same meaning ascribed to such term in Section 22(e)(3) of the Code.

11.         Death.  If the Executive dies during the Term, the Executive’s employment shall terminate on the date of death and the Employer shall pay to the Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, any Accrued Obligations, any Accrued Annual Bonus, and any Accrued PSUs.  Otherwise, the Employer shall have no further liability or obligation under this Agreement to the Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through the Executive.

12.         Resignation of Positions.  Effective as of the date of any termination of employment, the Executive will resign from all Company-related positions, including as an officer and director of the Company and its parents, subsidiaries and Affiliates.

13.         Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(a)          “Cause” shall mean the Executive’s (1) breach of a material term of this Agreement or any confidentiality, nonsolicitation, noncompetition or inventions assignment agreement with the Company or the Employer; (2) commission of an act of fraud, embezzlement, theft, or material dishonesty; (3) willful engagement in conduct that causes, or is likely to cause, material damage to the property or reputation of the Company or the Employer; (4) failure to perform satisfactorily the material duties of the Executive’s position (other than by reason of disability) after receipt of a written warning from the Board; (5) commission of a felony or any crime of moral turpitude; or (6) material failure to comply with the Company’s or the Employer’s code of conduct or employment policies.

Cause shall not exist for purposes of this Section 13(a) if the Board determines, in its sole discretion, that: (i) any act or failure to act constituting Cause pursuant to clauses (1), (3), (4) or (6) above is curable by the Executive; and (ii) the Executive has cured such act or failure to act within ten (10) days following written notice of the grounds for Cause as set forth in the Executive’s written notice of termination provided pursuant to Section 8.

(b)          “Company Stock” shall mean common stock of the Company.

(c)          “Change of Control” shall be deemed to have occurred if:

(1)          a person, or any two or more persons acting as a group, and all affiliates of such person or persons, who prior to such time owned less than fifty percent (50%) of the Company’s then outstanding shares of Company Stock, shall acquire such additional shares of Company Stock in one or more transactions, or series of transactions, such that following such transaction or transactions such person or group and affiliates beneficially own fifty percent (50%) or more of the Company Stock outstanding;

(2)          closing of the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity;

(3)          individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Company’s Board (for this purpose, “Incumbent Board” means at any time those persons who are then members of the Company’s Board of Directors and who are either (y) members of the Company’s Board of Directors on the Effective Date, or (z) have been elected, or have been nominated for election by the Company’s stockholders, by the affirmative vote of at least two-thirds of the directors comprising the Incumbent Board at the time of such election or nomination (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination); or

(4)          the consummation of any merger, reorganization, consolidation or share exchange unless the persons who were the beneficial owners of the Company’s outstanding shares of Company Stock immediately before the consummation of such transaction beneficially own more than 50% of the outstanding shares of the common stock of the successor or survivor entity in such transaction immediately following the consummation of such transaction. For purposes of this definition, the percentage of the beneficially owned shares of the successor or survivor entity described above shall be determined exclusively by reference to the shares of the successor or survivor entity which result from the beneficial ownership of Company Stock by the persons described above immediately before the consummation of such transaction.

(d)          “Good Reason” shall mean the occurrence of one or more of the following without the Executive’s consent, other than on account of the Executive’s disability:

(1)          A material diminution by the Company or the Employer of the Executive’s title, authority, duties or responsibilities, or a requirement that the Executive report to someone other than the Board;

(2)          A material change in the geographic location at which the Executive must perform services, excluding for the avoidance of doubt, any travel for business in the course of performing the Executive’s duties for the Company;

(3)          A material diminution in the Executive’s Base Salary, except for any diminution that is part of a broad-based diminution of base salary applicable to a majority of officers of the Company; or

(4)          Any action or inaction that constitutes a material breach by the Company or the Employer of this Agreement.

The Executive must provide written notice of termination for Good Reason to the Company within 30 days after the event constituting Good Reason.  The Company shall have a period of 30 days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in the Executive’s notice of termination.  If the Company does not correct the act or failure to act, the Executive’s employment will terminate for Good Reason on the first business day following the Company’s 30-day cure period.

(e)          “Release” shall mean a separation agreement and general release of any and all claims against the Company and the Employer and all related parties with respect to all matters arising out of the Executive’s employment by the Employer, and the termination thereof (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of the Employer under which the Executive has accrued and is due a benefit).  The Release will be in the form attached hereto as Exhibit A, subject to such legally required changes, as determined by the Company.

14.         Section 409A.

(a)          This Agreement is intended to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and its corresponding regulations, or an exemption thereto, and payments may only be made under this Agreement upon an event and in a manner permitted by section 409A of the Code, to the extent applicable.  Severance benefits under this Agreement are intended to be exempt from section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable.  Notwithstanding anything in this Agreement to the contrary, if required by section 409A of the Code, if the Executive is considered a “specified employee” for purposes of section 409A of the Code and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to section 409A of the Code, payment of such amounts shall be delayed as required by section 409A of the Code, and the accumulated amounts shall be paid in a lump-sum payment within 10 days after the end of the six-month period.  If the Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Executive’s estate within 60 days after the date of the Executive’s death.

(b)          All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code.  For purposes of section 409A of the Code, each payment hereunder shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.  In no event may the Executive, directly or indirectly, designate the fiscal year of a payment.  Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the Release, directly or indirectly, result in the Executive’s designating the fiscal year of payment of any amounts of deferred compensation subject to section 409A of the Code, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

(c)          All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement be for expenses incurred during the period specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a fiscal year not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other fiscal year, (iii) the reimbursement of an eligible expense be made no later than the last day of the fiscal year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits not be subject to liquidation or exchange for another benefit.

15.         Restrictive Covenants.

(a)          Noncompetition.  The Executive agrees that during the Executive’s employment with the Company and its Affiliates and the 12-month period following the date on which the Executive’s employment terminates for any reason (the “Restriction Period”), the Executive will not, without the Board’s express written consent, engage (directly or indirectly) in any Competitive Business in the United States.  The term “Competitive Business” means entity or person that is engaged in a business, in the United States, that is conducted by the Company or its subsidiaries during the Executive’s employment, or that is documented in Board meeting minutes, resolutions, written consents, or Board or Board member notes or correspondence as under consideration by the Board during the 12 months prior to the Executive’s termination of employment (including the business of pharmaceutical products containing Collagenase ABC, and any variants or derivatives thereof, as an active ingredient and any reformulation, improvement, enhancement, combination, refinement, or modification thereof).  The Executive understands and agrees that, given the nature of the business of the Company and its Affiliates (as defined below) and the Executive’s position with the Company, the foregoing geographic scope is reasonable and appropriate.  For purposes of this Agreement, the term “Affiliate” means any subsidiary of the Company or other entity under common control with the Company.

(b)          Nonsolicitation of Company Personnel.  The Executive agrees that during the Restriction Period, the Executive will not, either directly or through others, hire or attempt to hire any employee, consultant or independent contractor of the Company or its Affiliates, or solicit or attempt to solicit any such person to change or terminate his or her relationship with the Company or an Affiliate or otherwise to become an employee, consultant or independent contractor to, for or of any other person or business entity, unless more than twelve (12) months shall have elapsed between the last day of such person’s employment or service with the Company or Affiliate and the first day of such solicitation or hiring or attempt to solicit or hire.  If any employee, consultant or independent contractor is hired or solicited by any entity that has hired or agreed to hire the Executive, such hiring or solicitation shall be conclusively presumed to be a violation of this subsection (b).

(c)          Nonsolicitation of Customers.  The Executive agrees that during the Restriction Period, the Executive will not, either directly or through others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, any customer or actively sought prospective customer of the Company or an Affiliate for the purpose of providing such customer or actively sought prospective customer with services or products competitive with those offered by the Company or an Affiliate during the Executive’s employment with the Company or an Affiliate.

(d)          Proprietary Information.  At all times, the Executive will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Proprietary Information (defined below) of the Company or an Affiliate, except as such disclosure, use or publication may be required in connection with the Executive’s work for the Company or an Affiliate or as described in Section 15(e) below, or unless the Company expressly authorizes such disclosure in writing.  “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company and its Affiliates and shareholders, including but not limited to information relating to financial matters, investments, budgets, business plans, marketing plans, personnel matters, business contacts, products, processes, know-how, designs, methods, improvements, discoveries, inventions, ideas, data, programs, and other works of authorship.

(e)          Reports to Government Entities.  Nothing in this Agreement shall prohibit or restrict the Executive from initiating communications directly with, responding to any inquiry from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, any agency Inspector General or any other federal, state or local regulatory authority (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation.  The Executive does not need the prior authorization of the Company or the Employer to engage in conduct protected by this subsection, and the Executive does not need to notify the Company or the Employer that the Executive has engaged in such conduct.  Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose trade secrets to their attorneys, courts, or government officials in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

(f)          Inventions Assignment.  The Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, reports, and all similar or related information which relates to the Company’s or its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive while employed by the Company or an Affiliate (“Work Product”) belong to the Company.  The Executive will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Term) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).  If requested by the Company, the Executive agrees to execute any inventions assignment and confidentiality agreement that is required to be signed by employees of the Company and its Affiliates generally.

(g)          Return of Company Property.  Upon termination of the Executive’s employment with the Employer for any reason, and at any earlier time the Company or Employer requests, the Executive will deliver to the person designated by the Company all originals and copies of all documents and property of the Company and its Affiliates that is in the Executive’s possession or under the Executive’s control or to which the Executive may have access.  The Executive will not reproduce or appropriate for the Executive’s own use, or for the use of others, any property, Proprietary Information or Work Product.

(h)          Non-Disparagement.  The Executive covenants and agrees that during the Executive’s employment with the Company and its Affiliates and at all times after the date on which the Executive’s employment with the Company and its Affiliates terminates for any reason, the Executive shall not make any disparaging, false or abusive remarks or communications, written or oral, regarding the Company or the Employer or their products, brands, trademarks, directors, officers, employees, consultants, advisors, licensors, licensees, customers, vendors or others with whom or with which they have a business relationship.  The Company covenants and agrees that it will instruct each member of the Board not to make any disparaging, false or abusive remarks or communications, written or oral, regarding the Executive after the date on which the Executive’s employment with the Employer terminates for any reason.

16.         Legal and Equitable Remedies; Arbitration.

(a)          Because the Executive’s services are personal and unique and the Executive has had and will continue to have access to and has become and will continue to become acquainted with the Proprietary Information of the Company and its Affiliates, and because any breach by the Executive of any of the restrictive covenants contained in Section 15 would result in irreparable injury and damage for which money damages would not provide an adequate remedy, the Company shall have the right to enforce Section 15 and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach, or threatened breach, of the restrictive covenants set forth in Section 15.  The Executive agrees that in any action in which the Company seeks injunction, specific performance or other equitable relief, the Executive will not assert or contend that any of the provisions of Section 15 are unreasonable or otherwise unenforceable.

(b)          Except as otherwise set forth in this Agreement in connection with equitable remedies, any dispute, claim or controversy arising out of or relating to this Agreement or the Executive’s employment with the Company (collectively, “Disputes”), including, without limitation, any dispute, claim or controversy concerning the validity, enforceability, breach or termination of this Agreement, if not resolved by the parties, shall be finally settled by arbitration in accordance with the then-prevailing Employment Arbitration Rules and Procedures of JAMS, as modified herein (“Rules”). Further, the Executive hereby waives any right to bring on behalf of persons other than the Executive, or to otherwise participate with other persons in, any class, collective, or representative action (including but not limited to any representative action under any federal, state or local statute or ordinance).  The requirement to arbitrate covers all Disputes (other than disputes which by statute are not arbitrable) including, but not limited to, claims, demands or actions under the Age Discrimination in Employment Act (including Older Workers Benefit Protection Act); Americans with Disabilities Act; Civil Rights Act of 1866; Civil Rights Act of 1991; Employee Retirement Income Security Act of 1974; Equal Pay Act; Family and Medical Leave Act of 1993; Title VII of the Civil Rights Act of 1964; Fair Labor Standards Act; Fair Employment and Housing Act; and any other law, ordinance or regulation regarding discrimination or harassment or any terms or conditions of employment.  There shall be one arbitrator who shall be jointly selected by the parties.  If the parties have not jointly agreed upon an arbitrator within twenty (20) calendar days after respondent’s receipt of claimant’s notice of intention to arbitrate, either party may request JAMS to furnish the parties with a list of names from which the parties shall jointly select an arbitrator.  If the parties have not agreed upon an arbitrator within ten (10) calendar days after the transmittal date of such list, then each party shall have an additional five (5) calendar days in which to strike any names objected to, number the remaining names in order of preference, and return the list to JAMS, which shall then select an arbitrator in accordance with the Rules.  The place of arbitration shall be New York, New York.  By agreeing to arbitration, the parties hereto do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, including, without limitation, with respect to the provisions of Section 15. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16.  Judgment upon the award of the arbitrator may be entered in any court of competent jurisdiction. The arbitrator shall: (a) have authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall pay all administrative fees of JAMS in excess of $435 (a typical filing fee in court) and the arbitrator’s fees and expenses.  Each party shall bear its, his or her own costs and expenses (including attorney’s fees) in any such arbitration and the arbitrator shall have no power to award costs and attorney’s fees except as provided by statute or by separate written agreement between the parties. In the event any portion of this arbitration provision is found unenforceable by a court of competent jurisdiction, such portion shall become null and void leaving the remainder of this arbitration provision in full force and effect.  The parties agree that all information regarding the arbitration, including any settlement thereof, shall not be disclosed by the parties hereto, except as otherwise required by applicable law.

(c)          The Executive irrevocably and unconditionally (1) agrees that any legal proceeding arising out of this Agreement shall be brought solely in the United States District Court for the Southern District of New York, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the State of New York, (2) consents to the exclusive jurisdiction of such court in any such proceeding, and (3) waives any objection to the laying of venue of any such proceeding in any such court.  The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.

(d)          Notwithstanding anything in this Agreement to the contrary, if the Executive breaches any of the Executive’s obligations under Section 15, the Company shall be obligated to provide only the Accrued Obligations, and all payments under Section 2, Section 6, or Section 7 hereof, as applicable, shall cease.  In such event, the Company may require that the Executive repay all amounts theretofore paid to him pursuant to Section 6 or Section 7 hereof (other than the Accrued Obligations), and in such case, the Executive shall promptly repay such amounts on the terms determined by the Company.

17.         Survival.  The respective rights and obligations of the parties under this Agreement (including, but not limited to, under Sections 15 and 16) shall survive any termination of the Executive’s employment or termination or expiration of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

18.         No Mitigation or Set-Off.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced regardless of whether the Executive obtains other employment.  The Company’s and the Employer’s obligations to make the payments provided for in this Agreement and otherwise to perform their respective obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company or the Employer may have against the Executive or others.

19.         Section 280G.  In the event of a change in ownership or control under section 280G of the Code, if it shall be determined that any payment or distribution in the nature of compensation (within the meaning of section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of section 280G of the Code, the aggregate present value of the Payments under the Agreement shall be reduced (but not below zero) to the Reduced Amount (defined below) if and only if the Accounting Firm (described below) determines that the reduction will provide the Executive with a greater net after-tax benefit than would no reduction.  No reduction shall be made unless the reduction would provide Executive with a greater net after-tax benefit.  The determinations under this Section shall be made as follows:

(a)          The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax (defined below), determined in accordance with section 280G(d)(4) of the Code.  The term “Excise Tax” means the excise tax imposed under section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(b)          Payments under this Agreement shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to the Executive. Where more than one payment has the same value for this purpose and they are payable at different times, they will be reduced on a pro rata basis.  Only amounts payable under this Agreement shall be reduced pursuant to this Section.

(c)          All determinations to be made under this Section shall be made by an independent certified public accounting firm selected by the Company and agreed to by the Executive immediately prior to the change-in-ownership or -control transaction (the “Accounting Firm”).  The Accounting Firm shall provide its determinations and any supporting calculations both to the Company and the Executive within 10 days of the transaction.  Any such determination by the Accounting Firm shall be binding upon the Company and the Executive.  All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section shall be borne solely by the Company or the Employer.

20.         Notices.  All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company or the Employer, to:

BioSpecifics Technology Corp.
35 Wilbur Street
Lynbrook, NY 11563
Attn:  Chair of the Compensation Committee

With a copy (which shall not constitute notice) to:

Carl A. Valenstein
Morgan, Lewis & Bockius LLP
One Federal Street, Boston MA 02110-1726
Carl.Valenstein@morganlewis.com

If to the Executive, to the most recent address on file with the Company or the Employer or to such other names or addresses as the Company, Employer, or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

21.         Withholding.  All payments under this Agreement shall be made subject to applicable tax withholding, and the Company and Employer, as applicable, shall withhold from any payments under this Agreement all federal, state and local taxes as the Company and Employer is required to withhold pursuant to any law or governmental rule or regulation.  The Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

22.         Remedies Cumulative; No Waiver.  No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity.  No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

23.         Assignment.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive.  The Company and Employer may assign their respective rights, together with their respective obligations hereunder, in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, and such rights and obligations shall inure to, and be binding upon, any successor to the business or any successor to substantially all of the assets of the Company or the Employer, as applicable, whether by merger, purchase of stock or assets or otherwise, which successor shall expressly assume such obligations, and the Executive acknowledges that in such event the obligations of the Executive hereunder, including but not limited to those under Section 15, will continue to apply in favor of the successor.

24.         Company Policies.  This Agreement and the compensation payable hereunder shall be subject to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board from time to time with respect to officers of the Company.

25.         Indemnification.  In the event the Executive is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, including any governmental or regulatory proceedings or investigations, by reason of the fact that the Executive is or was a director or officer of the Company or any of its Affiliates, the Executive shall be indemnified by the Company, and the Company or the Employer shall pay the Executive’s related expenses when and as incurred, to the fullest extent permitted by applicable law and the Company’s articles of incorporation and bylaws.  During the Executive’s employment with the Company or any of its Affiliates and after termination of employment for any reason, the Company shall cover the Executive under the Company’s directors’ and officers’ insurance policy applicable to other officers and directors according to the terms of such policy.

26.         Entire Agreement.  This Agreement sets forth the entire agreement of the parties hereto and supersedes any and all prior agreements and understandings concerning the Executive’s employment by the Employer.  This Agreement may be changed only by a written document signed by the Executive, the Employer, and the Company.

27.         Severability.  If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement, which can be given effect without the invalid or unenforceable provision or application, and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.  If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

28.         Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the State of New York without regard to rules governing conflicts of law.

29.         Counterparts.  This Agreement may be executed in any number of counterparts (including facsimile counterparts), each of which shall be an original, but all of which together shall constitute one instrument.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ADVANCE BIOFACTURES CORPORATION

/s/ Jennifer Chao
Name:	Jennifer Chao
Title:	Attorney-in-Fact

BIOSPECIFICS TECHNOLOGY CORP.

/s/ Jennifer Chao
Name:	Jennifer Chao
Title:	Chair of Compensation Committee

EXECUTIVE

/s/ J. Kevin Buchi
Name:	J. Kevin Buchi

EXHIBIT A

SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE

This Agreement sets forth the terms of your separation of employment with ___________ (the “Employer”), a wholly-owned subsidiary of BioSpecifics Technology Corp. (the “Company”).  If you understand and agree with these terms, please sign in the space provided below.  If you, the Employer and the Company sign below, this will be a legally binding document representing the entire agreement between you, the Employer and the Company regarding the subjects it covers.  We will refer to this document as this “Agreement.”

Termination Date.  Your last day of work with the Company and the Employer will be _________.

Consideration.  The Employer will pay you [describe severance payments and benefits].

Release of Claims.  In exchange for the payment(s) described in the Consideration clause above, you hereby waive all claims available under federal, state or local law against the Company and the Employer and the directors, officers, employees, employee benefit plans and agents of the Company and the Employer arising out of your employment with the Employer or the termination of that employment, including but not limited to all claims arising under the Americans with Disabilities Act, the Civil Rights Act of 1991, the Employee Retirement Income Security Act, the Equal Pay Act, the Genetic Information Non-discrimination Act, the Family and Medical Leave Act, Section 1981 of the United States Code, Title VII of the Civil Rights Act, the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, and [Insert appropriate state law statutes], as well as wrongful termination claims, breach of contract claims, discrimination claims, harassment claims, retaliation claims, whistleblower claims (to the fullest extent they may be released under applicable law), defamation or other tort claims, and claims for attorneys’ fees and costs.  You are not waiving your right to vested benefits under the written terms of the retirement plan, claims for unemployment or workers’ compensation benefits, any medical claim incurred during your employment that is payable under applicable medical plans or an employer-insured liability plan, claims arising after the date on which you sign this Agreement, or claims that are not otherwise waivable under applicable law. You represent that you have not made any claim or allegation related to unlawful discrimination, harassment, retaliation or sexual abuse, and none of the payments set forth in this Agreement relate to unlawful discrimination, harassment, retaliation or sexual abuse.

Restrictive Covenants.  You represent and agree that you have complied with and will continue to comply with all restrictive covenants between you and the Company and any of its affiliates (including without limitation the restrictive covenants set forth in Section 15 of your Employment Agreement dated as of October 8, 2019, for the duration of such covenants, including any non-compete, non-solicit, and non-disparagement provisions, with respect to the Company, to which you are a party.

Medicare Disclaimer.  You represent that you are not a Medicare beneficiary as of the time you enter into this Agreement.  To the extent that you are a Medicare beneficiary, you agree to contact a Human Resources Representative of the Company or the Employer for further instruction.

Limit on Disclosures. You shall not disclose or cause to be disclosed the terms of this Agreement to any person (other than your spouse or domestic/civil union partner, attorney and tax advisor), except pursuant to a lawful subpoena, as set forth in the Reports to Government Entities clause below or as otherwise permitted by law.  This provision is not intended to restrict your legal right to discuss the terms and conditions of your employment.

Reports to Government Entities.  Nothing in this Agreement, including the Limit on Disclosures or Release of Claims clause, restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation.  However, to the maximum extent permitted by law, you are waiving your right to receive any individual monetary relief from the Company, the Employer or any others covered by the Release of Claims resulting from such claims or conduct, regardless of whether you or another party has filed them, and in the event you obtain such monetary relief, the Company and Employer will be entitled to an offset for the payments made pursuant to this Agreement.  This Agreement does not limit your right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law.  You do not need the prior authorization of the Company or the Employer to engage in conduct protected by this paragraph, and you do not need to notify the Company or the Employer that you have engaged in such conduct.

Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose trade secrets to their attorneys, courts, or government officials in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

Nonadmission of Liability.  Nothing in this Agreement is an admission of any wrongdoing, liability or unlawful activity by you, the Employer or by the Company.

No Other Amounts Due.  You acknowledge that the Company or the Employer has paid you all wages, salaries, bonuses, benefits and other amounts earned and accrued, less applicable deductions, and that the Company and the Employer have no obligation to pay any additional amounts other than the payment(s) described in the Consideration clause of this Agreement.

Signature.  The Company and the Employer hereby advise you to consult with an attorney prior to signing this Agreement.  You acknowledge that you have had a reasonable amount of time [number of days] to consider the terms of this Agreement and you sign it with the intent to be legally bound.

Acknowledgment of Voluntariness and Time to Review.  You acknowledge that:

•	you read this Agreement and you understand it;
•	you are signing this Agreement voluntarily in order to release your claims against the Company and the Employer in exchange for payment that is greater than you would otherwise have received;
•	you are signing this Agreement after the date of your separation from the Employer and you were offered at least 21 days to consider your choice to sign this Agreement;
•	the Company and the Employer advise you to consult with an attorney;
•
you know that you can revoke this Agreement within seven days of signing it and that the Agreement does not become effective until that seven-day period has passed.  To revoke, contact [Insert name or title and address and/or email address]; and

•	you agree that changes to this Agreement before its execution, whether material or immaterial, do not restart your time to review this Agreement.

Employee:	Date:

Company:	Date:
Name:
Title:

Employer:	Date:
Name:
Title: